Exhibit 10.4

Privileged & Confidential
August 12, 2015
Peter Csapo
Chief Financial Officer
3308 4th Street
Boulder, CO 80304

Retention Bonus and Enhanced Severance
Dear Peter,
As you are aware, Accretive Health, Inc. (the “Company”) is currently contemplating strategic alternatives, the consummation of which could result in a Change of Control (as such term is defined below). The Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s key employees, including you, to the Company through and following the consummation of a Change of Control (such consummation, the “Closing”) and recognizes the continuing importance of your work to the success of the Company. Accordingly, in recognition of your extraordinary efforts to date and to encourage your continued dedication to the Company, the Company has determined to provide you with a retention bonus and severance protections pursuant to the terms of this letter agreement.
1.Effectiveness. This letter agreement will become effective upon its execution by each of the parties; provided, however, that this letter agreement will be null and void and of no further force or effect if the Company has not entered into a definitive agreement on or prior to December 31, 2015 (or such later date as the Board of Directors of the Company (the “Board”) may determine in its sole discretion) for the consummation of a Change of Control (the “Agreement Termination Date”).
2.Retention Bonus. (a) Subject to the terms of this Agreement, the Company hereby grants to you a cash retention bonus in the amount of $1,692,000 (the “Retention Bonus”). The Retention Bonus will vest and be payable to you, in a lump sum cash amount, as to (i) $846,000 on the date on which the Closing occurs (the “Initial Payment Date”) and (ii) $ 846,000 on the 90th day following the Closing (the “Second Payment Date” and, with the Initial Payment Date, each a “Bonus Payment Date”)), except as provided in Section 2(b) below, provided that, in each case, you continue to be employed by the Company through the applicable Bonus Payment Date.
(a)Notwithstanding the foregoing, if, following the Closing, but prior to the Second Payment Date, your employment is terminated by the Company without Cause, by you for Good Reason or as a result of your death or Disability (as such terms are defined below), subject to Section 4 below, the portion of the Retention Bonus that would have otherwise been paid to you on the Second Payment Date will be paid to you (or, if applicable, to your estate) in a lump sum as soon as practicable, but in no event later than ten calendar days following, the date that your employment terminates.
(b)Notwithstanding anything to the contrary in this letter agreement, the Board may, in its sole discretion, prior to the Closing (if any) cause the portion of your Retention Bonus that would have otherwise been paid on the Second Payment Date to be paid on the First Payment Date.
(c)Any Retention Bonus payable to you pursuant to this letter agreement is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
3.Severance.

(a)If during the two year period following the Closing (the “Protected Period”), your employment is terminated by the Company without Cause or by you for Good Reason (each, a “Qualifying Termination”), the Company will make a lump-sum cash payment to you within 15 calendar days following the date of your Qualifying Termination in an aggregate amount equal to two times the sum of (i) your annual base salary (at the rate in effect as of the Closing or the date of your Qualifying Termination, whichever is greater) and (ii) your annual target bonus (as in effect as of the Closing or the date of your Qualifying Termination, whichever is greater) (such amount, the “Severance Payment”).
(b)To the extent you are otherwise entitled to cash severance payments pursuant to any other agreement, plan or arrangement with, or maintained by the Company, in connection with a termination of your employment (any such agreement, plan or arrangement, an “Existing Severance Arrangement”), in the event of a Qualifying Termination of your employment during the Protected Period you shall only be entitled to the Severance Payment hereunder in lieu of any cash severance payments under such Existing Severance Arrangements. For the avoidance of doubt, notwithstanding anything to the contrary herein, (i) you shall remain eligible to receive any non-cash severance benefits (such as accelerated vesting of equity and/or benefits continuation, to the extent applicable) pursuant to any Existing Severance Arrangement pursuant to the terms thereof and (ii) subject to the terms of any Existing Severance Arrangement, will remain eligible for cash severance payments thereunder in the event of a termination of your employment outside of the Protected Period.
4.Golden Parachute Excise Tax. In the event that your receipt of the Bonus or any payments or benefits under this Agreement, along with the aggregate amount of any other payments or benefits that could be paid, provided or delivered to you by the Company, the Purchaser or their respective affiliates are considered “parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) (the Bonus and such payments and benefits, the “Parachute Payments”), then the aggregate amount of Parachute Payments to which you will be entitled will equal the amount which produces the greatest after-tax benefit to you after taking into account any excise tax payable by you under Section 4999 of the Code (the “Excise Tax”). For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to you, only if doing so would place you in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). In such event, the Company will reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in the future. All determinations to be made under this Section 4 will be made, at the Company’s expense, by a nationally recognized certified public accounting firm selected by the Company.
5.Covenants. You hereby agree that you will use your reasonable best efforts to perform faithfully and efficiently your duties and responsibilities to the Company and, prior to the Closing, assist the Company in consummating the applicable Change of Control.
6.Confidentiality. You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential). You hereby agree that you will keep all confidential information regarding any potential Change of Control confidential.
7.Withholding. The Company may deduct and withhold from any amount payable under this letter agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
8.Assignment. (a) This letter agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement will be void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term “Company” will mean the Company as defined herein and any Successor and any permitted assignee to which this letter agreement is assigned.
9.Amendment/Waiver. No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.
10.Entire Agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties will be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
11.Unfunded Arrangement. The Retention Bonus hereunder shall not be deemed to create a trust or other funded arrangement. Your rights with respect to the Retention Bonus shall be those of a general unsecured creditor of the Company, and under no circumstances shall you have any other interest in any assets of the Company by virtue of the award of the Retention Bonus. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Retention Bonus and/or the Severance Payment.
12.Governing Law; Venue. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Illinois, without giving effect to its conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this letter agreement will be filed in the Federal or state courts in the city of Chicago, Illinois.
13.Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in a manner consistent therewith.
14.Definitions. For purposes of this letter agreement, the following definitions will apply:
(a)“Cause” will have the meaning set forth in your offer letter with the Company, dated as of August 6, 2014 (the “Offer Letter”).
(b)“Change of Control” means (i) the consummation of any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company to a third party purchaser, (iii) any sale of a majority of the voting shares of the Company to a third party purchaser or (iv) any liquidation or dissolution of the Company. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if, the event constituting such “Change of Control” is not (x) a change in the ownership of the corporation, (y) a change in effective control of the corporation, or (z) a change in the ownership of a substantial portion of the assets of the corporation, as those terms are used and defined in Section 409A(a)(2)(A)(v) of the Code, and the regulations thereunder, and where the word “corporation” used above and in such provisions is taken to refer to the Company.
(c)“Disability” will have the meaning set forth in the Offer Letter.
(d)“Good Reason” will have the meaning set forth in the Offer Letter.
15.Counterparts. This letter agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the day and year first written above.

By:_/s/ Emad Rizk_____________________
Emad Rizk
Chief Executive Officer

Accepted and Agreed:

_/s/ Peter Csapo_____
Peter Csapo

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